Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055

PROPOSED OFFERING OF SENIOR FLOATING RATE NOTES OF
SELECT MEDICAL HOLDINGS CORPORATION
     MECHANICSBURG, PENNSYLVANIA — September 7, 2005 — Select Medical Holdings Corporation (“Holdings”), the parent company of Select Medical Corporation (“Select”), today announced plans to issue senior floating rate notes due 2015, expected to generate gross proceeds of approximately $250 million. The floating rate notes will be general unsecured obligations of Holdings, will not be guaranteed by Select or its subsidiaries, and will bear interest at a rate per annum, reset periodically, equal to LIBOR plus an applicable margin. The floating rate notes are expected to be issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933.
     The net proceeds of the issuance of the floating rate notes, together with cash on hand of Select, will be used to reduce the amount of Holding’s preferred stock, to make a payment to participants in Holdings’ long-term cash incentive plan, and to pay related fees and expenses.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. Holdings is offering the floating rate notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The floating rate notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered to sold in the Unites States absent registration or an applicable exemption from registration requirements.